Exhibit 10.8

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) dated as of October 1, 2019 (the “Effective Date”), is by and between Footprint International Holdco, Inc., a Delaware corporation (the “Company”), and Yoke D. Chung (the “Executive”).

WHEREAS, Executive has been serving as Chief Technology Officer of the Company, and the Company desires to continue its relationship with Executive as its Chief Technology Officer on a full-time basis, and Executive desires to provide his services to the Company on the terms and conditions set forth herein; and WHEREAS, the Company and the Executive desire to enter into this Agreement as to the terms of the Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Position and Duties.

(a) During the Employment Term (as defined in Section 2 hereof), the Executive shall hold the title of Chief Technology Officer of the Company and its subsidiaries reporting directly to the Board of Directors of the Company (the “Board”), and shall have the duties, authorities and responsibilities as shall be determined by the Board from time to time. The Executive’s duties may, as determined by the Board in its sole discretion, from time to time include duties, authorities and responsibilities to and with any of the Company’s direct or indirect subsidiary companies, (collectively with the Company and the Company’s direct or indirect subsidiary companies, the “Company Group”).

(b) During the Employment Term, the Executive shall devote all of the Executive’s business time, energy, business judgment, knowledge and skill and the Executive’s best efforts to the performance of the Executive’s duties with the Company in accordance with Section 1(a) hereof.

2. Term. The Company agrees to continue to employ the Executive pursuant to the terms of this Agreement, and the Executive agrees to continue to be so employed, for a term of five (5) years (the “Initial Term”) commencing as of the Effective Date. On each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended on the same terms for successive one-year periods, provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to any such anniversary date. Notwithstanding the foregoing, the Executive’s employment hereunder may be earlier terminated in accordance with Section 5 hereof, subject to Section 6 hereof. The period of time between the Effective Date and the expiration or termination of the Executive’s employment hereunder shall be referred to herein as the “Employment Term.”

3. Compensation and Benefits.

(a) Salary. The Company agrees to pay the Executive a base salary at an annual rate of U.S. Three Hundred Thirty Thousand and no/100 United States Dollars ($330,000), payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s base salary shall be subject to annual review by the Board (or a committee thereof), and may be adjusted upward from time to time by the Board but may not be reduced The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

(b) Incentive Compensation. In addition to the Base Salary described in Section 3(a) hereof, and not to be limited by any other provision for compensation or benefits described herein, Executive shall be eligible to be considered for annual incentive compensation including, without limitation, cash or bonus compensation as determined by the Board from time to time (the “Incentive Cash Compensation”). Unless otherwise specified by the Board, the Incentive Cash Compensation shall be paid during the calendar year immediately following the year in respect of which it is earned, as soon as practicable following the completion of the annual audit of the Company.

4. Employee Benefits

(a) Benefit Plans; Policies. During the Employment Term, the Executive shall be entitled to participate in any employee benefit plan and policy (i.e. vacation, sick days, personal days, etc.) that the Company has adopted or may adopt, maintain, or contribute to, from time to time for the benefit of its senior executive employees, subject to satisfying the applicable eligibility requirements, except to the extent that such plans are duplicative of the benefits otherwise provided for hereunder. The Executive’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify, revise or eliminate or terminate any employee benefit plan at any time, without advance notice.

(b) Business Expenses. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Executive during the Employment Term and in connection with the performance of the Executive’s duties hereunder, in accordance with the Company’s policies with regard thereto.

5. Termination. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) Disability. Upon ten (10) days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall mean that the Executive, because of accident, disability, or physical or mental illness, has become incapable of performing the Executive’s duties to the Company Group such that (i) the Executive is incapable of so doing for (A) a continuous period of ninety (90) days and remains so incapable at the end of such ninety (90) day period or (B) periods amounting in the aggregate to ninety (90) days within any one period of one hundred twenty (120) days and remains so incapable at the end of such aggregate period of one hundred twenty (120) days, (ii) the

Executive qualifies to receive long-term disability payments under any long-term disability insurance program, as it may be amended from time to time, covering employees of the Company Group, or (iii) the Executive is determined to be totally disabled by the U.S. Social Security Administration. The Executive agrees to submit to examinations by medical authorities engaged by the Company, from time to time at the Company’s discretion, for the purpose of making a determination hereunder and agrees that such medical authorities may disclose to the Company any information learned in such examinations and evaluations.

(b) Death. Automatically upon the date of death of the Executive.

(c) Cause. Immediately upon written notice by the Company to the Executive of a termination for Cause. For purposes of this Agreement, “Cause” shall mean (A) the Executive’s commission of a felony or another criminal offense involving theft, conversion, embezzlement or misappropriation of funds or other assets of the Company Group or any other act of fraud or dishonesty with respect to any member of the Company Group (including acceptance of any bribes or kickbacks or other acts of self-dealing), (B) conduct by the Executive that otherwise causes financial harm to any member of the Company Group and brings any member of the Company Group or its affiliates into public disgrace or disrepute or otherwise injures the integrity, character or reputation of the Company Group or its affiliates in any respect, (C) the willful failure of the Executive to perform the Executive’s duties with the Company Group (other than any such failure resulting from incapacity due to Disability), or gross negligence or gross misconduct in the performance of such duties, (D) the Executive’s insubordination or failure to follow the directions of the Board, (E) the Executive’s failure to meet financial or other performance goals established by the Board, (F) the violation by the Executive (by his own actions and not merely by failure to supervise others) in any material respect of any law regarding employment discrimination or sexual harassment or of any code of conduct that may from time to time be applicable to employees of the Company Group, (G) the failure of the Executive to comply with any written policy generally applicable to the Company Group’s employees, and (H) the Executive’s breach of the provisions of Section 8 of this Agreement; provided that if the conduct that constitutes Cause pursuant to subsections (C) through (G) of the previous sentence is curable by the Executive, no termination shall be deemed to be for Cause unless the Company has given the Executive notice of the conduct that constitutes Cause, such notice to be given by the Company no later than ninety (90) days after the date on which the Company should reasonably be expected to have knowledge that the event has occurred, and the Executive has failed to cure such conduct within thirty (30) days following delivery of such notice. Notwithstanding anything to the contrary contained herein, the Executive’s right to cure as set forth in the preceding sentence shall not apply if a violation of the provision giving rise to the breach has already been cured once previously by the Executive.

(d) For Good Reason. Immediately upon written notice of the termination of the Executive’s employment by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following, without Executive’s written consent:

(i) a significant reduction by the Company in Executive’s Base Salary or Incentive Cash Compensation;

(ii) the failure of the Company to obtain a satisfactory agreement from any successor to the Company, or purchaser of all or substantially all of the Company’s assets, to assume and agree to perform this Agreement; or any requirement for the Executive to relocate to offices fifty (50) miles or more from its present location in Gilbert, Arizona; or

(iii) the assignment of Executive to duties inconsistent with his position as Chief Technology Officer, or which reflect an adverse change in authority, responsibility or status with the Company or any successor.

(e) Expiration of Employment Term. Non-extension of Agreement. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Executive pursuant to the provisions of Section 2 hereof.

6. Consequences of Termination. Upon termination of this Agreement by either party, Executive shall be entitled to receive the following payments:

(a) Death. If the Executive’s employment and the Employment Term ends on account of the Executive’s death, the Executive or the Executive’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 6(a)(i) through 6(a)(iii) hereof to be paid within sixty (60) days following termination of employment, such earlier date as may be required by applicable law, or such later date, as is specified for such payment in this Agreement):

(i) any unpaid Base Salary through the date of termination;

(ii) reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iii) any unpaid Incentive Cash Compensation earned during the last fiscal year prior to the date of termination;

(iv) any accrued but unused vacation time in accordance with Company policy; and

(v) all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement. Sections 6(a)(i) through this Section 6(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”.

(b) Disability. If the Executive’s employment and/or Employment Term ends on account of the Executive’s Disability, the Company shall pay or provide the Executive with the Accrued Benefits.

(c) Termination for Cause, or Executive Non-extension. If the Executive’s employment is terminated (i) by the Company for Cause, or (ii) as a result of the Executive’s election not to extend the Employment Term as provided in Section 2 hereof, the Company shall pay to the Executive the Accrued Benefits.

(d) Termination Without Cause by Company, Non-extension, or by Executive For Good Reason If the Executive’s employment by the Company is terminated (i) without Cause, (ii) as a result of the Company’s election not to extend the Employment Term as provided in Section 2 hereof, or (iii) by the Executive for Good Reason, the Company shall pay or provide the Executive with the following, subject to the provisions of Section 20 hereof:

(i) the Accrued Benefits;

(ii) subject to the Executive’s continued compliance with the obligations contained in Sections 7, 8 and 9 hereof, an amount equal to the Executive’s annual Base Salary as in effect on the date of termination, paid in equal monthly installments for a period of twelve (12) months following such termination; provided that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A(as defined in Section 20 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (601h) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

(iii) immediate vesting of all unvested stock owned by Executive and of all unvested options previously granted to Executive; and

(iv) all of the Company’s rights of repurchase, if any, under all stock purchase agreements with Executive shall lapse in their entirety on an accelerated basis as of the date immediately preceding termination.

Payments and benefits provided in this Section 6(d) shall be in lieu of any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(e) Exclusive Remedy. The amounts payable to the Executive following termination of employment and the Employment Term hereunder pursuant to Sections 5 and 6 hereof shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims that the Executive may have in respect of the Executive’s employment with the Company. The Executive acknowledges that such amounts are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Executive’s employment hereunder or any breach of this Agreement.

(f) Limitation on Payments. If the severance payments provided for under this Agreement, either alone or together with other payments which Executive would have the right to receive from the Company, would constitute a “parachute payment,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay an additional amount such that the net amount retained by Executive after payment of any excise tax that would be imposed by Section 4999 of the Code (“Excise Tax”) and any federal, state, and local income tax and Excise Tax payable with respect to the payment provided for in this paragraph, shall be equal to the severance payments provided for under the Agreement. For the purpose of determining the amount of the payment provided for in this paragraph, Executive shall be deemed to pay federal, state, and local income taxes at the highest marginal rates in effect on the date of termination and the calculation of federal income tax shall take into account the deduction of any state and local income taxes.

7. Release; No Mitigation. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in such forms as shall be reasonably acceptable to the Company and its counsel. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. The Executive shall have no duty to mitigate his damages by seeking other employment and, should the Executive actually receive compensation from any such other employment, the payments required under this Agreement shall not be reduced or offset by any other compensation.

8. Restrictive Covenants.

(a) Confidentiality. During the course of the Executive’s employment with the Company, the Executive will learn confidential information of, and on behalf of, the Company and the Company Group. The Executive agrees to not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of any member of the Company Group, either during the Employment Term, or at any time thereafter, any confidential, secret and proprietary documents, materials, data or other information, in tangible or intangible form, of or relating to any member of the Company Group or its businesses and existing and prospective customers, suppliers, investors, sales representatives, other employees or other associated third parties, including, but not limited to: (i) information regarding operations, assets, financial condition, or prospects; (ii) projections, budgets or business and marketing plans; (iii) information regarding planned or pending acquisitions, divestitures or other business combinations; (iv) trade secrets, know-how and proprietary information; (v) technical information, patent disclosures and applications, copyright applications, formulae and other intellectual property; and (vi) any other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used, in each case which shall have been obtained by the Executive during the Executive’s employment by the Company (or any predecessor or any member of the Company Group). The foregoing shall not apply to information that (x) was known to the public prior to its disclosure to the Executive; (y) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (z) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior written notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Information shall not be considered to be generally available to the public if it is made public by the Executive in violation of this Agreement or by a third party who has no lawful right to disclose the information or who does so in violation of any contractual, legal or fiduciary obligation to any member of the Company Group.

(b) Non-Competition. The Executive acknowledges that (i) the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a Competitor (as defined below) will result in irreparable harm to the Company Group, (ii) the Executive has had and will continue to have access to trade secrets and other confidential information of the Company Group, which, if disclosed, would unfairly and inappropriately assist in competition against the Company Group, (iii) in the course of the Executive’s Engagement (as defined below) by a Competitor, the Executive would inevitably use or disclose such trade secrets and confidential information, (iv) the members of Company Group have substantial relationships with their customers and the Executive has had and will continue to have access to these customers, (v) the Executive has received and will receive specialized training from the Company and other members of the Company Group, (vi) the Executive has generated and will continue to generate goodwill for the Company in the course of the Executive’s employment, and (vii) the Executive may receive an award of options to purchase equity in the Company (subject to an applicable option plan, and exercised options will be subject to the Company’s operating agreement as amended from time to time) in connection with his employment by the Company pursuant hereto. Accordingly, in consideration for this Agreement and as additional consideration for any options awarded, during the Employment Term and for a period of eighteen (18) months thereafter (or, if a reviewing court determines eighteen (18) months to be overbroad in duration, for twelve (12) months thereafter, nine (9) months thereafter, or six (6) months thereafter, respectively; depending, in each case, on the determination of the reviewing court that the respective longer period is overbroad) (the “Restricted Period”) the Executive agrees that, in each of the United States of America and Mexico, including the provinces, states and territories thereof, which for the avoidance of doubt includes countries, provinces, states and territories where any member of the Company Group currently engages in the operation of its business or engages in such business at the date of termination of Executive’s employment, the Executive will not, directly or indirectly, own, manage, operate, control, be employed by, aid, assist or render services to, in whatever form (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) (“Engage”, any such activities also referred to as “Engagement”), to any person, firm, corporation or other entity (other than any member of the Company Group) engaged in the manufacture, merchandising, distribution, service, or sale of packaging or other products or goods of the same or substantially similar type as those which are manufactured, merchandised, distributed, serviced or sold by any member of the Company Group on the date of termination or in which the Executive is aware that the Company Group has taken reasonable tangible steps, on or prior to such date, to be engaged in on or after such date (including sales to customers, vendors or intermediaries in any such country) (a “Competitor”). Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded Competitor, so long as the Executive has no active participation in the business of such Competitor. In addition, Employee may accept employment with a Competitor whose business is diversified, provided, that (x) Employee will not, directly or indirectly, Engage with any division or part of the Competitor that is in any way engaged in business or business activity competitive with any member of the Company Group; and (y) the Company shall receive, prior to the Executive’s Engagement with such Competitor, written assurances deemed satisfactory by the Company from the Executive and the Competitor that the Executive will not, directly or indirectly, render services or assistance to any part of the Competitor that is in any way engaged in business which is materially competitive with any member of the Company Group.

(c) Non-Solicitation; Non-Interference.

(i) During the Restricted Period, the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, approach, solicit, aid or induce any employee, representative or agent of any member of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent. Any person described in Section 8(c)(i) shall be deemed covered by this Section while so employed or retained.

(ii) During the Restricted Period, the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) approach, solicit, aid or induce any individual or entity that is, or was during the twelve-month period immediately prior to the termination of the Executive’s employment for any reason, a customer of any member of the Company Group, to purchase goods or services then sold by any member of the Company Group from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer, or (B) interfere, or aid or induce any other person, firm, corporation or other entity in interfering, with the relationship between any member of the Company Group and any of its vendors, consultants, service providers, partners, lenders or equity owners.

(d) Non-Disparagement. The Executive shall not make negative comments or otherwise disparage any member of the Company Group or any of its affiliates or any of their officers, directors, employees, shareholders, agents or products other than in truthful testimony given in response to a lawful subpoena or similar court or governmental order. The Company agrees that neither its Board nor any of the officers of the Company will make negative comments or otherwise disparage the Executive other than (i) in the good faith performance of the Board’s or such officers’ duties to the Company while the Executive is employed by the Company; or (ii) in truthful testimony given in response to a lawful subpoena or similar court or governmental order.

(e) Inventions; Work for Hire.

(i) The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, concepts, designs, trade secrets, trademarks or works of authorship, whether patentable or unpatentable, registrable or unregistrable, that (A) relate to the Executive’s work with the Company; (B) were created, designed, conceived, produced, prepared, developed, reduced to practice or modified, by the Executive, solely or jointly with others, or cause to be conceived or developed or reduced to practice, during the Employment Term; or (C) were made at the request or under the direction of the Company or through use of any member of the Company Group’s resources, equipment or personnel; (collectively with (A) through (C), “Inventions”), in each case while performing the Executive’s duties with the Company, shall belong exclusively to the Company (or its designee), whether or not any patent or other applications are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and shall promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive shall surrender them upon the termination of the Employment Term, or upon the Company’s request. The Executive hereby irrevocably assigns, releases and conveys to the Company (or its designee) in perpetuity throughout the universe, from the moment of creation the Inventions and all patents and other registrations that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”) as well as all intellectual property rights embodied therein or pertaining thereto and the complete right to exploit or otherwise use the Inventions and all auxiliary, subsidiary and moral rights in any form, medium, expression or technology now known or hereafter developed and all right to recover for past or future infringements thereof.

(ii) The Executive shall, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Executive shall also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance to transfer, perfect and defend the Company’s (or its designee’s) right, title and interest in and to the Inventions and the Applications for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense, including by: (A) executing, acknowledging and delivering any requested affidavits and documents of assignment or conveyance; (B) obtaining and/or aiding in the enforcement of any related copyrights, trademarks, trade secrets and patents in any countries; and (C) at the expense of the Company, providing testimony in connection with any proceeding affecting the Company’s (or its designee’s) rights in and to the Inventions or the Applications. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iii) In addition, each Invention shall be deemed “Work for Hire,” as such term is defined under the copyright laws of the United States, on behalf of the Company or a work made in the course of employment and the Executive agrees that the Company shall be the sole owner of such Inventions, and all underlying rights therein, in any form, medium, expression or technology now known or hereafter developed, throughout the universe and in perpetuity without any further obligations to the

Executive. If any Invention, or any portion thereof, is deemed not to be Work for Hire or a work made in the course of employment, the Executive hereby irrevocably conveys, transfers and assigns to the Company (or its designee), all rights, in any form, medium, expression or technology now known or hereafter developed, throughout the universe and in perpetuity, in and to such Invention, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to such Invention, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to such Invention, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the Effective Date, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

(iv) The Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate; reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Executive represents and warrants that he does not possess or own any rights in or to any confidential, proprietary or nonpublic information or intellectual property related to the business of the Company. The Executive shall comply with all relevant policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest, provided same are consistent with the terms of this Agreement The Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that the Executive remains at all times bound by their most current version.

(f) Return of Company Property. The Executive agrees to return to the Company upon voluntary or involuntary termination of the Executive’s employment with the Company for any reason (or at any time prior thereto upon the Company’s request), all property and/or material owned by the Company that may be in the Executive’s possession or control, including, without limitation, all Inventions, Records, any laptop computer and the data contained therein, computer accessories, cell phones, smart phones, business cards, papa’s, notebooks, books, manuals, customer lists and email addresses, lists, correspondence, and documents, as well as any other matters or materials which may involve the Company’s business, together with all copies thereof, irrespective of whether the Executive created the same or was involved with the same; and the Executive shall neither copy nor take any such material upon leaving the Company.

(g) Reasonableness of Covenants. In signing this Agreement, the Executive gives the Company assurance that the Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 8 hereof. The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company Group and their trade secrets and confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints. The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Restricted Period, the Executive shall provide a copy of this Agreement (including, without limitation, this Section 8) to such entity, and the Company shall be entitled to share a copy of this Agreement (including, without limitation, this Section 8) with such entity or any other entity to which the Executive performs services, and such entity shall acknowledge to the Company in writing that it has read this Agreement. The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company Group and that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Executive further covenants that the Executive shall not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 8, and that the Executive shall reimburse the Company Group for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 8 if any member of the Company Group prevails on any material issue involved in such dispute or if the Executive challenges the reasonableness or enforceability of any of the provisions of this Section 8. It is also agreed that each member of the Company Group shall have the right to enforce all of the Executive’s obligations to such Member under this Agreement and shall be third party beneficiaries hereunder, including without limitation pursuant to this Section 8.

(h) Reformation. Each of the rights enumerated in this Section 8 shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not alfect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the Executive agrees that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision to the maximum and/or broadest duration, scope and/or area permissible by law and in its reduced form said provision shall then be enforceable.

(i) Survival of Provisions. The obligations contained in Sections 8 and 9 hereof shall survive the termination or expiration of the Employment Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

9. Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive shall, during the Employment Term and thereafter, respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to any member of the Company Group and its affiliates and representatives in defense of any claims that may be made against such member of Company Group and its affiliates, and will assist any member of the Company Group and its affiliates in the prosecution of any claims that may be made by such member of the Company Group or its affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company (collectively, the “Claims”). The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving Claims that may be filed or threatened against any member of the Company Group. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of any member of the Company Group or its affiliates (or their actions) or another party attempts to obtain information or documents from the Executive (other than in connection with any litigation or other proceeding in which the Executive is a party-in-opposition) with respect to matters the Executive believes in good faith to relate to any investigation of any member of the Company Group or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed against any member of the Company Group or its affiliates with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Executive shall not communicate with anyone (other than the Executive’s attorneys and tax and/or financial advisors and except to the extent that the Executive determines in good faith is necessary in connection with the performance of the Executive’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving any member of the Company Group or its affiliates without giving prior written notice to the Company or the Company’s counsel. The Company shall pay for all reasonable out-of-pocket expenses incurred by the Executive in fulfilling the Executive’s obligations under this Section 9 after presentation of appropriate documentation related thereto.

10. Equitable Relief and Other Remedies. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by the Executive of Section 8 or Section 9 hereof, any payments pursuant to Section 6(d) hereof and any other severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any such payments or severance previously paid to the Executive shall be immediately repaid to the Company.

11. No Assignments. This Agreement is personal to each of the parties hereto. Except as provided in this Section 11 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any member of the Company Group or any affiliate or successor to all or substantially all of the business and/or assets of the Company. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

12. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Mr. Yoke D. Chung

[***]

[***]

Telecopy No.: [***]

Email: [***]

If to the Company:

Footprint International Holdco, Inc.

c/o [***]

Baker & McKenzie LLP

[***]

[***]

Telecopy No.: [***]

Email: [***]

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Section Headings; Inconsistency. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. Subject to Section 18 hereof, in the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

14. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15. Electronic Delivery; Counterparts. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person At the request of any party hereto, each other party hereto or thereto shall re-execute the original form of this Agreement and deliver such form to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

16. Governing Law; Venue. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Arizona without regard to its choice of law provisions). Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Arizona or the United States District Court for the District that are located in Maricopa County, Arizona, and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Executive’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Arizona, the court of the United States of America, and appellate courts that are located in Maricopa County, Arizona, and having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Arizona State court or, to the extent permitted by law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Executive or the Company may now or thereafter have to the value or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Executive’s employment by the Company or any affiliate of the Company, or the Executive’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Executive’s or the Company’s address as provided in Section 12 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Arizona.

17. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement, together with all exhibits hereto, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

18. Representations. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or adversely affect the Executive’s ability to perform all of the Executive’s duties and obligations hereunder, including, without limitation, any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business.

19. Tax Matters.

(a) Withholding. The Company shall withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. In the event that the Company fails to withhold any taxes required to be withheld by applicable law or regulation, the Executive agrees to indemnify the Company for any amount paid with respect to any such taxes, together with any interest, penalty and/or expense related thereto.

(b) Section 409A Compliance.

(i) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A

(ii) termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 19(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii) To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A

20. No Conflict of Interest. The parties hereby acknowledge that: (a) the Executive has been advised to retain legal counsel concerning the review and negotiation of this Agreement, and the transactions contemplated by this Agreement; (b) (i) the Company, (ii) Company legal counsel, (iii) Zenfinity Capital LLC, and (iv) Ray H Burgan have not rendered legal advice to the Executive in conjunction with the preparation and conjunction of this Agreement; and (c) (i) the Company, (ii) Company legal counsel, (iii) Zenfinity Capital LLC, and (iv) Ray H Burgan have not represented, and do not represent, the Executive, either directly or indirectly through the Company. No lawyer, law firm, accountant or other professional who provides services to the Company, any member of the Company Group, its Board of Directors, or their respective affiliates shall be disqualified from acting in such capacity because such person, firm, corporation or other entity also provides other services to the Company, Company Group, the Board of Directors, or any stockholder or equity holder of the Company, and all conflicts of interest in connection with such lawyer or law firm representations are hereby waived by the Executive. Each of Company legal counsel, Zenfinity Capital LLC and Ray H Burgan is acknowledged and agreed to be an express third party beneficiary of this Section 20.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Executive Employment Agreement as of the Effective Date.

COMPANY:

Footprint International Holdco, Inc.
a Delaware corporation

/s/ Troy M. Swope
By: Troy M. Swope
Title: Chief Executive Officer

EXECUTIVE:

/s/ Yoke D. Chung
Yoke D. Chung